FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD ANNOUNCES NEW
CHIEF FINANCIAL OFFICER, PETER V. COLEMAN

SAN FRANCISCO – May 22, 2008 – Merriman Curhan Ford (NASDAQ: MERR) today announced that Peter V. Coleman has been hired as chief financial officer effective June 2, 2008. Coleman will replace John Hiestand, who, as announced earlier today, is leaving to become chief financial officer at Merlin Securities.

“Peter will be a great addition to our senior management team, and I welcome him to the firm,” said Jon Merriman, chief executive officer of Merriman Curhan Ford. “With more than 15 years of experience in the investment banking industry, much of which has been spent at West Coast firms focused on high-growth companies, Peter is a natural fit for us. In addition, he will be an integral part of our efforts to articulate our value proposition to our clients and the investment community.”

Coleman was most recently with ThinkPanmure (formerly ThinkEquity Partners), where he served as COO, CFO and was a member of the board of directors. Prior to that he was a principal and senior research analyst at Schwab SoundView, focusing on technology. Coleman has also held various positions as an analyst and trader with Banc of America Securities, Montgomery Securities and SunTrust Capital Markets. He began his career as a credit officer with Wells Fargo Bank. Coleman holds a B.A. from the University of San Diego.

Coleman commented: “I am delighted to join the management team of Merriman Curhan Ford. They have built a solid brand and have established themselves as one of the premier investment banks for fast-growing companies and sectors. The firm has a strong balance sheet, an aggressive team culture and is poised to attack the many opportunities presented by the current market turmoil. I look forward to being a part of the team as Merriman continues to grow.”

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. The company offers high-quality investment banking, equity research, institutional services, primary market research, asset management and corporate & venture services, and specializes in four growth industry sectors: CleanTech, Consumer, Health Care and Tech/Media/Telecom. For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on May 6, 2008. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-Q filed on May 6, 2008, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on “Investor Relations.”

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Contact at the Company:	Media Contact:
Christopher Aguilar	Michael Mandelbaum
General Counsel	Mandelbaum Partners
(415) 248-5634	(310) 785-0810
ags@mcfco.com	michael@mandelbaumpartners.com